                                                                    EXHIBIT 99.4



                              EL SEGUNDO POWER, LLC

                              FINANCIAL STATEMENTS
                              AS OF DECEMBER 31, 1998
                              TOGETHER WITH AUDITORS' REPORT

                        [ARTHUR ANDERSEN LLP LETTERHEAD]

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS







To the Members of El Segundo Power, LLC:

We have audited the accompanying balance sheet of El Segundo Power, LLC (a Delaware limited liability company) as of December 31, 1998, and the related statements of operations, members' equity and cash flows for the period from inception of operations (April 4, 1998) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of El Segundo Power, LLC as of December 31, 1998, and the results of its operations and its cash flows for the period from inception of operations (April 4, 1998) to December 31, 1998, in conformity with generally accepted accounting principles.




                                                             ARTHUR ANDERSEN LLP


Houston, Texas
March 5, 1999

                              EL SEGUNDO POWER, LLC


                        BALANCE SHEET--DECEMBER 31, 1998



                                     ASSETS


CURRENT ASSETS:
   Cash and cash equivalents                                                                           $    20,462,176
   Accounts receivable-
     Trade                                                                                                  63,628,915
     Affiliates                                                                                                290,691
     Less- Contingent revenues receivable (Note 6)                                                         (36,181,906)
                                                                                                       ---------------

                              Accounts receivable, net                                                      27,737,700

   Inventory                                                                                                 1,716,510
   Prepaid expenses                                                                                            285,771
                                                                                                       ---------------
                               Total current assets                                                         50,202,157
                                                                                                       ---------------
PROPERTY, PLANT AND EQUIPMENT, at cost:
   Land                                                                                                     13,635,181
   Plant and equipment                                                                                      66,581,059
   Accumulated depreciation                                                                                 (5,688,434)
                                                                                                       ---------------

                               Property, plant and equipment, net                                           74,527,806

GOODWILL                                                                                                    25,297,846
                                                                                                       ---------------
                               Total assets                                                            $   150,027,809
                                                                                                       ===============

                                          LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable-
     Trade                                                                                             $     3,584,097
     Affiliates                                                                                              1,253,102
   Accrued liabilities                                                                                      13,477,575
   Contingent revenues collected (Note 6)                                                                   24,950,797
   Overhaul and maintenance reserves                                                                         2,868,032
                                                                                                       ---------------

                               Total current liabilities                                                    46,133,603

COMMITMENTS AND CONTINGENCIES (Note 7)

MEMBERS' EQUITY                                                                                            103,894,206
                                                                                                       ---------------
                               Total liabilities and members' equity                                   $   150,027,809
                                                                                                       ===============



   The accompanying notes are an integral part of these financial statements.

                              EL SEGUNDO POWER, LLC


                             STATEMENT OF OPERATIONS

                   FOR THE PERIOD FROM INCEPTION OF OPERATIONS

                      (APRIL 4, 1998) TO DECEMBER 31, 1998



REVENUES:
   Nonaffiliate                                                                                        $   167,437,528
   Affiliate                                                                                                 3,589,012
                                                                                                       ---------------
                                                                                                           171,026,540
   Less- Contingent revenues (Note 6)                                                                      (61,132,703)
                                                                                                       ---------------

                                    Net revenues                                                           109,893,837

OPERATING COSTS                                                                                            (49,383,188)
                                                                                                       ---------------
                                    Operating margin                                                        60,510,649

DEPRECIATION AND AMORTIZATION                                                                               (7,630,896)

GENERAL AND ADMINISTRATIVE EXPENSES                                                                           (615,592)
                                                                                                       ---------------
                                       Income from operations                                               52,264,161

INTEREST EXPENSE                                                                                               (68,476)

INTEREST INCOME                                                                                                571,851
                                                                                                       ---------------
NET INCOME                                                                                             $    52,767,536
                                                                                                       ===============



    The accompanying notes are integral part of these financial statements.

                              EL SEGUNDO POWER, LLC


                          STATEMENT OF MEMBERS' EQUITY

                   FOR THE PERIOD FROM INCEPTION OF OPERATIONS

                      (APRIL 4, 1998) TO DECEMBER 31, 1998



                                                                                                              Total
                                                                                          NRG                Members'
                                                               El Segundo, Inc.     El Segundo, Inc.          Equity
                                                               ----------------     ----------------          ------

BALANCE, April 4, 1998                                            $           -        $           -      $            -
   Contributions                                                     44,163,335           44,163,335          88,326,670
   Members' share of net income                                      26,383,768           26,383,768          52,767,536
   Distributions                                                    (18,600,000)         (18,600,000)        (37,200,000)
                                                                  -------------        -------------      --------------

BALANCE, December 31, 1998                                        $  51,947,103        $  51,947,103      $  103,894,206
                                                                  =============        =============      ==============



   The accompanying notes are an integral part of these financial statements.

                              EL SEGUNDO POWER, LLC


                             STATEMENT OF CASH FLOWS

                   FOR THE PERIOD FROM INCEPTION OF OPERATIONS

                      (APRIL 4, 1998) TO DECEMBER 31, 1998



CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                                          $   52,767,536
   Adjustments to reconcile net income to net cash provided by operating activities-
     Depreciation and amortization                                                                          7,630,896
     Changes in assets and liabilities that provided (used) cash-
       Receivables                                                                                        (27,737,700)
       Inventory                                                                                               (2,050)
       Prepaid expenses                                                                                      (198,171)
       Payables                                                                                             3,227,686
       Accrued liabilities                                                                                 (5,870,750)
       Contingent revenues collected                                                                       24,950,797
       Overhaul and maintenance reserves                                                                    2,868,032
                                                                                                       --------------

                            Net cash provided by operating activities                                      57,636,276
                                                                                                       --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Business acquisition                                                                                   (88,300,770)
                                                                                                       --------------
                            Net cash used in investing activities                                         (88,300,770)
                                                                                                       --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from short-term borrowings                                                                      5,390,000
   Repayments of short-term borrowings                                                                     (5,390,000)
   Contributions by members                                                                                88,326,670
   Distributions to members                                                                               (37,200,000)
                                                                                                       --------------

                            Net cash provided by financing activities                                      51,126,670
                                                                                                       --------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                                  20,462,176

CASH AND CASH EQUIVALENTS, beginning of period                                                                      -
                                                                                                       --------------

CASH AND CASH EQUIVALENTS, end of period                                                               $   20,462,176
                                                                                                       ==============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for interest                                                                              $       68,476
                                                                                                       ==============



   The accompanying notes are an integral part of these financial statements.

                              EL SEGUNDO POWER, LLC


                          NOTES TO FINANCIAL STATEMENTS



1.       DEVELOPMENT OF COMPANY:

El Segundo Power, LLC (El Segundo or the Company) (a Delaware limited liability company) was formed on November 25, 1997, for the purpose of acquiring, operating and owning a power generation facility in El Segundo, California (the Facility). In addition, in November 1997, the Company entered into an agreement with Southern California Edison Company (SCE) to acquire the Facility for $88,300,770, including transaction costs. The purchase was effective April 4, 1998, for accounting purposes. The Facility is a 1,020-megawatt rated facility consisting of four units: two units rated at 175 megawatts each and two units rated at 335 megawatts each. The Facility operates as a "merchant" facility, selling energy, capacity, ancillary services and replacement reserves to the newly deregulated California wholesale electric market. In addition, the Facility holds a must-run agreement (MRA) assumed from SCE. Certain generation owners were required to enter into a MRA as a part of the deregulation process in order to mitigate regional market power and ensure system reliability. MRAs require such owners to provide energy, capacity, ancillary services and replacement reserves when requested by the California Independent System Operator (ISO), within contractual limitations.

The acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase cost of $88,300,770, net of working capital, was allocated to the assets acquired and liabilities assumed based on their estimated fair values as of April 4, 1998. The purchase price allocation as presented herein is considered preliminary and is dependent upon subsequent asset sales, if any, and the ultimate resolution of certain pending legal and other contingencies existing at the time of the acquisition.

The Company allocated cash paid for the acquisition as follows:

                                   Assets acquired-
                                      Current assets and other                  $    1,802,060
                                      Noncurrent assets                            107,456,548
                                   Liabilities assumed                             (20,957,838)
                                                                                --------------
                                                   Cash paid                    $   88,300,770
                                                                                ==============


The Company is owned equally by two members. The Company's profits and losses are allocated to the members using established ratios as defined in the Limited Liability Agreement.

The sharing ratios are summarized as follows:

                                   Members-
                                      El Segundo, Inc.                         50%
                                      NRG El Segundo Inc.                      50
                                                                              ---
                                                  Total                       100%
                                                                              ===


2.  SUMMARY OF SIGNIFICANT
    ACCOUNTING POLICIES:

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

Revenues from the sale of energy, capacity, ancillary services and replacement reserves are recorded based upon output delivered and/or service provided multiplied by contract terms where applicable and/or market pricing.
Revenues identified as contingent are fully reserved, as discussed in Note 6.

Federal Income Taxes

The Company is not a taxable entity for federal income tax purposes. Accordingly, there is no provision for income taxes in the accompanying financial statements.

Plant and Equipment

Plant and equipment costs are being depreciated on a straight-line basis over an estimated useful life of 15 years for the two units each rated at 335 megawatts and three years for the two units each rated at 175 megawatts.

Goodwill

Goodwill represents the excess purchase cost over the estimated fair value of the assets acquired and liabilities assumed and is being amortized on a straight-line basis over pro rated three-year and 15-year estimated useful lives based on the useful life of the related plant and equipment.

Overhaul and Maintenance Reserves

The Company records a reserve for maintenance costs expected to be incurred that are not covered by the operations and maintenance agreement (see Note 4). Other maintenance and repair costs are charged to expense as incurred.

Environmental Costs

Environmental costs relating to current operations are expensed. Liabilities are recorded when environmental assessment indicates that remedial efforts are probable and the costs can be reasonably estimated.

Risk Management Activities

The Company periodically enters into financial instrument contracts to hedge purchase and sale commitments and fuel requirements of natural gas and electricity in order to minimize the risk of market fluctuations. Gains and losses from hedging transactions are recognized in income and are reflected as cash flows from operating activities in the periods in which the underlying commodity being hedged is sold or purchased. If necessary correlation to the commodity being hedged ceases to exist, the gain or loss associated with such contract(s) is no longer deferred and begins to be recognized in income in the period correlation is lost, to the extent of the underlying gain or loss on the commodity being hedged. At December 31, 1998, the Company had no open risk management contracts outstanding.

Use of Estimates in
Financial Statement Preparation

The preparation of financial statements in conformity with generally accepted accounting principles requires estimates and assumptions that affect the reported amounts of assets and liabilities as well as certain disclosures. The Company's financial statements include amounts that are based on management's best estimates and judgments. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and debt instruments. The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable are representative of their respective fair values due to the short-term maturity of these instruments.

New Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives will be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for all fiscal years beginning after June 15, 1999. Management does not anticipate that the adoption of SFAS No. 133 will have a material impact on the Company's financial position or results of operations.

3.  RELATED PARTIES:

The Company has contracted with affiliates of El Segundo, Inc., to provide management services, as described below. Total costs and management fees associated with these services, excluding accrued fees related to the contingent revenues (see Note 6), were approximately $3,102,000 in 1998.

The Company contracted with Dynegy Power Management Services, Inc., formerly known as Destec Management Services, Inc., an affiliate of El Segundo, Inc., to manage the Administrative Services Management Agreement which provides administrative services such as business management and accounting to the Company. Fees for such services are subject to Executive Committee approval if the amounts exceed a certain percentage of the applicable annual approved budget. The Executive Committee consists of two representatives from each Company member.

The Company contracted with Electric Clearinghouse, Inc., an affiliate of El Segundo, Inc., to provide all power scheduling, power marketing and trading and risk management for the Company under the Energy Management Agreement (EMA).

The Company contracted with Dynegy Marketing and Trade, formerly known as Natural Gas Clearinghouse, an affiliate of El Segundo, Inc., to provide all scheduling and marketing of fuel supply for the Company under the EMA.

The Company has also contracted with NRG El Segundo Operations Inc. (NRG), an affiliate of NRG El Segundo Inc., to manage the Operations and Management Services Agreement (OMSA). These services consist primarily of overseeing the operations and maintenance efforts of SCE (see SCE O&M Agreement in Note 4). SCE will operate the Company's facility for two years; after that time, the OMSA will be renegotiated and NRG will take over operations of the Facility. Fees for such services are subject to Executive Committee approval if the amounts exceed a certain percentage of the applicable annual approved budget. Fees associated with this service totaled approximately $286,000 in 1998.

4.  SCE OPERATION AND
    MAINTENANCE AGREEMENT:

As part of the acquisition, the Company was required to enter into an operation and maintenance agreement with SCE (the SCE O&M Agreement) for a period of two years. The SCE O&M Agreement is a cost-plus agreement based on SCE's estimate of the direct and indirect service costs for operating and maintaining the Facility and the Facility's site. Charges related to such services of approximately $7,740,000 in 1998 were included in operating costs in the accompanying statement of operations.

5.  DEBT:

On May 18, 1998, the Company entered into a $6,200,000 loan agreement (the Loan Agreement) to provide working capital loans on an as-needed basis. The Loan Agreement is between the Company and affiliates of the Company's members. Advances under this loan are split evenly from each member's affiliate. The interest rate used on outstanding loan balances is based upon a three-month LIBOR rate. No amounts were outstanding under the Loan Agreement at December 31, 1998. During the year, the Company borrowed and repaid approximately $5,390,000. The Company incurred interest expense on these borrowings of approximately $68,000 in 1998.

6.  CONTINGENT REVENUES:

During 1998, the first year of deregulation of the state of California power industry, the Company accrued certain amounts related to contingent revenues. Such amounts relate to items that are subject to contract interpretations, compliance with processes and filed market disputes. The Company is actively pursuing resolution and/or collection of these amounts, which totaled approximately $61,133,000 in 1998, and has reserved all such revenues as contingent, as reflected in the accompanying balance sheet and statement of operations. Contingent revenues receivable in the accompanying balance sheet are reflected net of all accrued management fees, while contingent revenues collected represent cash received related to such contingent items. Management believes that all recorded amounts related to contingent items are accruable based on contractual interpretations and compliance with processes and, upon any final resolution and/or collection of these amounts, such revenues will be recognized in earnings.

7.  COMMITMENTS AND CONTINGENCIES:

The Company is involved in disputes arising in the ordinary course of business. Management does not believe the outcome of such disputes will have a material adverse effect on the Company's financial position or results of operations.